Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-126020; Form S-8 No. 333-161989) pertaining to LNC Employees’ 401(k) Savings Plan (Formerly Lincoln National Corporation Employees’ Savings and Retirement Plan) of our report dated June 28, 2012, with respect to the financial statements and schedule of LNC Employees’ 401(k) Savings Plan (Formerly Lincoln National Corporation Employees’ Savings and Retirement Plan) included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
June 28, 2012